ACV Appoints Tim Fox as Chief Financial Officer

Bill Zerella to Depart ACV to Pursue Another Opportunity

BUFFALO, N.Y. – August 10, 2026 – ACV (NYSE: ACVA), a leading digital automotive marketplace and data services partner for dealers and commercial clients, today announced that Tim Fox, Vice President of Investor Relations and Strategic Finance, has been appointed Chief Financial Officer, effective August 11, 2026.

Fox will succeed Bill Zerella, who is departing the Company to become Chief Financial Officer of another company. Zerella, who joined ACV in 2019 to guide the Company through its successful 2021 initial public offering and has been instrumental in its growth as a public company since, will serve in an advisory role through October 2, 2026 to ensure a seamless transition.

Fox has more than 35 years of experience in finance, equity investment, strategy and operations at premier technology companies focused on B2B Internet marketplaces, enterprise software, and Cloud solutions. Fox joined ACV in 2021 as Vice President of Investor Relations, leading ACV’s investor relations program. In 2024, he was appointed to his current role as Vice President of Investor Relations and Strategic Finance with expanded responsibility for ACV’s long-term financial planning, including guiding capital allocation decisions and partnering with business leaders on new product launches, go-to-market strategies and operational execution. Prior to joining ACV, Fox served as Senior Vice President of Investor Relations at PTC, a global software company, and previously as Vice President of Finance, Operations and Strategic Planning for PTC’s Enterprise Segments. Fox holds an MBA from Bryant University and a BS in Civil Engineering from the University of New Hampshire.

“Tim is exceptionally well suited to serve as our next CFO, bringing proven financial acumen and a deep understanding of ACV’s strategy, operations and growth opportunities,” said George Chamoun, CEO of ACV. “Tim has played a pivotal role in shaping our financial strategy and communicating our vision to the investment community. We are confident in his leadership to help advance our strategy to create value for shareholders.”

Fox said, “I am honored to be named CFO and continue working alongside George, the ACV leadership team and our highly experienced finance leaders and their teams to further propel ACV’s growth trajectory and build on our strong foundation. ACV’s digital platform and suite of products and data services are transforming the wholesale automotive industry. It is exciting to leverage my new role to ensure we fully capitalize on these differentiators.”

Chamoun added, “Bill has been a meaningful contributor to our evolution and scaling ACV into the industry leader we are today. Tim’s appointment reflects the talented finance organization Bill has built. I am grateful to Bill for his partnership and dedication during his tenure as CFO. We wish him the best in his next chapter.”

“It has been a privilege to work with the world-class team at ACV and be part of the Company’s growth and innovation. I am proud of everything we have achieved together,” said Zerella. “Tim is an outstanding finance leader, and I look forward to following ACV’s continued success.”

In a separate press release issued this afternoon, the Company announced financial results for the second quarter ended June 30, 2026. Additional details regarding the Company’s earnings results and associated conference call and webcast information can be found at investors.acvauto.com.

About ACV
ACV is on a mission to transform the automotive industry by building the most trusted and efficient digital marketplace and data solutions for sourcing, selling and managing used vehicles with transparency and comprehensive insights that were once unimaginable. ACV offerings include ACV Auctions, ACV Transportation, ACV Capital, ACV MAX, ClearCar, VIPER and True360.

For more information about ACV, visit www.acvauto.com.

Trademark reference: ACV, the ACV logo, ClearCar, ACV Max and VIPER are registered trademarks or trademarks of ACV Auctions, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.

Media Contacts:
Maura Duggan, ACV
maura@acvauctions.com

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